Sept. 9, 2010

ALLIANCE DATA SIGNS MULTI-YEAR CARD AGREEMENT
WITH LEADING ONLINE LOYALTY MARKETING SERVICE MyPoints.com

•	Alliance Data announced today that it has signed a new multi-year agreement with MyPoints.com, Inc., an online loyalty marketing service headquartered in San Francisco. MyPoints.com, Inc. is a subsidiary of United Online, Inc. (Nasdaq: UNTD), a leading provider of consumer products and services over the Internet, with annual sales of $1 billion.

•	With 8 million registered users, MyPoints provides retailers and marketers with an effective means to reach a large online audience with targeted marketing campaigns, and also enables members to earn points-based rewards by responding to email offers, completing online surveys, shopping online and engaging in other online activities. Members can redeem their points for rewards such as select retailer gift cards and other special offers.

•	Under terms of the agreement, Alliance Data will launch a co-brand credit card program that will allow MyPoints members an additional way to earn points for their everyday spending, with points earned for purchases made both on the web and off. Specific services Alliance Data will provide include account acquisition and activation; receivables funding; card authorization; co-brand credit card issuance; statement generation; remittance processing; customer service functions; and marketing services. The co-brand offering will be targeted to customers that meet Alliance Data’s traditional credit quality standards.